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                                                                    EXHIBIT 15.1


The Board of Directors and Stockholders
Schuler Homes, Inc.

We are aware of the incorporation by reference in the Joint Proxy Statement of D.R. Horton, Inc. that is made a part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-73888) of D.R. Horton, Inc. for the registration of 26,526,835 shares of its common stock of our reports dated July 25, 2001 and October 24, 2001 relating to the unaudited condensed consolidated interim financial statements of Schuler Homes, Inc. that are included in its Forms 10-Q for the quarters ended June 30, 2001 and September 30, 2001.



                                             /s/ ERNST & YOUNG LLP

Los Angeles, California
January 2, 2002